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                BELLWETHER EXPLORATION COMPANY AND SUBSIDIARIES



Exhibit 21.1

                 Subsidiaries of Bellwether Exploration Company



Incorporation                                     State of
-------------                                     --------

Snyder Gas Plant Venture                          Texas

NGL-Torch Gas Plant Venture                       Texas

Black Hawk Oil Company                            Delaware

Bellwether International                          Delaware

Pan American Energy Finance Corp.                 Delaware

Carpatsky Petroleum Inc.                          Alberta

Carpatsky Petroleum Corp.                         Delaware

Bellwether Cayman                                 Delaware